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Exhibit 24

AAF-McQuay Inc.
POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each of the undersigned Directors of AAF-McQuay Inc. hereby constitutes and appoints Ho Nyuk Choy, Bruce D. Krueger and either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in any of said agents and attorneys-in-fact, to sign for the undersigned in their respective names as Directors of AAF-McQuay Inc., the Annual Report on Form 10-K, and any and all further amendments to said Report, hereby ratifying and confirming all acts taken by any such agent and attorney-in-fact, as herein authorized.

Dated: September 12, 2002
/s/ QUEK LENG CHAN Quek Leng Chan	/s/ HO NYUK CHOY Ho Nyuk Choy
/s/ KWEK LENG SAN Kwek Leng San	/s/ LIU WAN MIN Liu Wan Min

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  Exhibit 24
AAF-McQuay Inc. POWER OF ATTORNEY